Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
May 17, 2004	Craig Renner
301-843-8600

ACPT ANNOUNCES FIRST QUARTER 2004 RESULTS

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported record first quarter net income of $1,231,000, or $0.24 per share, on revenue of $14,080,000 for the three months ended March 31, 2004. This compares to net income of $392,000, or $0.08 per share, on revenue of $10,020,000 for the same period in 2003.

J. Michael Wilson, Chairman and Chief Executive Officer, said that the announcement reflects the Company's continued stream of strong revenues and operating cash flows. During the first quarter of 2004, revenues increased 41% and cash flows from operating activities increased $4.4 million from $1.6 million in the first quarter of 2003 to $6 million for the same period in 2004. Mr. Wilson attributes the first quarter's accomplishments to the sales of units in the Brisas de Parque Escorial condominium complex. The Company sold thirty units during the first quarter of 2004, which is nearly twice the number of units sold in the same period of 2003. Mr. Wilson notes that substantially all of the units sold this quarter were free and clear of long-term recourse debt, as are the remaining units within the complex. "Demand for residential lots in Parque Escorial remains strong," said Mr. Wilson. As of March 31, 2004, the Company had fifteen - of the remaining twenty-five- units under contract, at an average selling price per unit of $180,000. In March 2004, the Company closed on a construction loan for the next condominium complex in Parque Escorial, Torres del Escorial, a 160 unit mid-rise complex with delivery projected for early 2005.

Edwin L. Kelly, President and Chief Operating Officer, emphasized that the first quarter earnings report underlines the Company's long-term financial plan to reduce recourse debt, increase the value of its remaining assets and pursue opportunities to refinance properties in its apartment portfolio. During the first quarter of 2004, the Company capitalized on low interest rates by refinancing three apartment properties with long-term non-recourse mortgages in the United States and Puerto Rico. Mr. Kelly noted that the proceeds from these transactions were used to enhance the value of the properties, to repay long-term notes and working capital loans to the Company, and to provide a special management fee to the Company and distributions to the general and limited partners. The Company reported receiving $3.6 million of refinancing proceeds during the quarter.

On March 4, 2004, the Company executed an agreement with U.S. Home Corporation ("U.S. Home") to sell approximately 1,950 residential lots in Fairway Village. Pursuant to the terms of this agreement, U.S. Home is required to purchase, at a minimum, 200 residential lots developed by the Company per year. Prices of the lots will be based on a formula using the base sales price of the homes sold by the builder. Based on 200 lot sales per year, it is estimated that the settlements will take place over the next ten years. Mr. Kelly notes, "We are proud to welcome U.S. Home to St. Charles, and bring one of America's leading builders to one of America's leading planned communities. The agreement with U.S. Home will add to Fairway Village's growing reputation for providing quality homes in an outstanding community."

ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

On May 12, 2004, the Board of Trustees authorized a cash dividend of $0.05 per share related to operations for the quarter ended March 31, 2004.

Company Information

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights (Unaudited)

	For the Three Months Ended
	3/31/04	3/31/03

Revenues	$14,080,000	$10,020,000

Expenses	11,721,000	8,722,000

Depreciation & amortization	742,000	627,000

Income before provision for income taxes and minority interest	1,617,000	671,000

Provision for income taxes	451,000	209,000

Income before minority interest	1,166,000	462,000

Minority interest	65,000	(70,000)

Net income	$1,231,000	$392,000

Basic and fully diluted net income per share	$0.24	$0.08

Weighted average shares outstanding-basic	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,192,000	5,206,000

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